NI Holdings, Inc. Files Fourth Quarter and Full Year 2017 Results

FARGO, North Dakota, March 7, 2018 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the year ended December 31, 2017.

Fourth quarter ended December 31, 2017:

•	Net income attributable to NI Holdings of $13.9 million compared to $1.1 million for 2016.
•	Net premiums earned of $48.5 million, a 47.5% increase from 2016.
•	Loss and LAE ratio of 39.5%, compared to 76.8% for 2016.
•	Expense ratio of 26.6%, compared to 22.6% for 2016.
•	Earnings per share of $0.62.

Year ended December 31, 2017:

•	Net income attributable to NI Holdings of $16.0 million compared to $4.6 million for 2016.
•	Net premiums earned of $179.5 million, a 17.5% increase from 2016.
•	Net realized capital gain on investments of $3.0 million, compared to $5.7 million for 2016.
•	Loss and LAE ratio of 68.4%, compared to 77.6% for 2016.
•	Expense ratio of 24.8%, compared to 25.6% for 2016.
•	Combined ratio of 93.1%, compared to 103.2% for 2016.
•	Earnings per share of $0.71.
•	Total equity of $255.6 million as of December 31, 2017.

“We are pleased with our results for the fourth quarter and for 2017. Our bottom-line improved across all business segments other than crop. A dry start to the year in North Dakota combined with a late season hail storm resulted in a loss ratio for the crop line above our targeted expectations,” said Michael J. Alexander, President and CEO. “While second and third quarter results in this industry can be impacted by higher frequency and severity of weather related losses, our fourth quarter results usually benefit from calmer weather and when combined with our first quarter produce the majority of our profits.”

“The improvement in the loss and LAE ratio reflects the decrease in the number of weather related losses in 2017 when compared to 2016. In addition, positive reserve development combined with rate adjustments across our Private Passenger Automobile, Non-Standard Auto, and the Home and Farm lines of business resulted in improved underwriting results.”

“In our all other segment, the assumed reinsurance line of business was adversely affected by the hurricane activity in third quarter and the California wildfires in fourth quarter. However, losses on our commercial multi-peril and excess liability lines of business were much improved from a year ago, and more than offset the higher assumed losses from the hurricanes and wildfires.”

The increase in net income includes a one-time $1.3 million deferred income tax benefit resulting from the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”). The TCJA was signed into law on December 22, 2017. In addition to other provisions, the TCJA lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018. Companies are required to calculate deferred income taxes using the income tax rates expected to be in effect when income tax timing differences reverse, which is now 21% versus the previous 35%. The Company was in a net deferred income tax liability position on the date of enactment, which means that the reduction in the income tax rate resulted in a lower deferred income tax liability. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), this reduction in the deferred income tax liability, which is reflected as a deferred income tax benefit, was recognized in net income in the fourth quarter.

Earnings Conference Call

The Company will not hold an earnings conference call for fourth quarter 2017. Our Annual Report on Form 10-K as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of NI Holdings and Nodak Insurance, including Nodak Insurance’s subsidiaries American West and Primero, and its affiliate Battle Creek.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com